Exhibit 4.21
DEED OF AMENDMENT
Date: 20 September 2019
Between:
(1) Citibank Europe plc (“Citibank”); and
(2) Aspen Bermuda Limited (the “Company”).
1. Background
1.1 On 30 July 2012 a Committed Facility Letter for Issuance of Payment Instruments was signed between Citibank and the Company, as amended by a Letter of Amendment dated 30 June 2014 and a Letter of Amendment dated 30 June 2016 and a Deed of Amendment dated 21 June 2018 (the “Committed Facility Letter”).
1.2 The Parties have agreed certain amendments to the Committed Facility Letter as detailed in this deed.
1.3 Terms and expressions defined in the Committed Facility Letter shall have the same meanings when used in this deed unless the context otherwise requires or the contrary is otherwise indicated.
1.4 The parties to this deed hereby agree that from the Effective Date (as defined below) the rights and obligations of the parties under the Committed Facility Letter and the terms of the Committed Facility Letter shall be amended as specifically set out below.
2. Effective Date
The following amendments shall take effect on and from 20 September 2019 (“Effective Date”).
3. Amendments
With effect from the Effective Date, the the following amendments shall be made to the Committed Facility Letter:

(i)	Clause 2 of the Committed Facility Letter shall be amended and restated in its entirety as follows:

1.
“The Facility shall be in a maximum aggregate amount of USD 500,000,000 (five hundred million United States Dollars) (the “Facility Limit”). Should the Company (as defined below) wish to reduce the Facility Limit, it may do so upon written notification to the Bank. The notification (the “Notification”) must (i) specifically reference this Letter and (ii) clearly state the new facility limit that is to apply (“the New Limit”). The New Limit will take effect five Business Days following receipt, by the Bank, of the Notification.”

4. Costs and expenses
Each party to this deed shall bear its own costs and expenses in relation to the amendments agreed pursuant to the terms of this deed.
5. Affirmation and acceptance
5.1 With effect from the Effective Date, the terms and conditions of the Committed Facility Letter shall be read and construed by reference to this deed and all references to the Committed Facility Letter shall be deemed to incorporate the relevant amendments contained within this deed and all references in the Committed Facility Letter to “this Committed Facility Letter” shall with effect from the Effective Date be references to the Committed Facility Letter as amended by this deed.
5.2 In the event of any conflict between the terms of this deed and the Committed Facility Letter, the terms of this deed shall prevail.

5.3 For the avoidance of doubt, except as amended by the terms of this deed, all of the terms and conditions of the Committed Facility Letter shall continue to apply and remain in full force and effect.
5.5 The Company shall, at the request of Citibank, do all such acts necessary or desirable to give effect to the amendments effected or to be effected pursuant to the terms of this deed.
6. Continuation of Security
The Company confirms that, on and after the Effective Date:
(a) notwithstanding the amendments made to the Committed Facility Letter pursuant to this deed, the Amended and Restated Pledge Agreement dated 18th December 2014 between the Company and Citibank (the “Pledge Agreement”) and any security granted under it continues in full force and effect; and
b) such Pledge Agreement and security extends to the Committed Facility Letter, as amended pursuant to this deed.
7. Counterparts
This deed may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. This amendment shall take effect as a deed notwithstanding it is signed under hand by Citibank.
8. Third party rights
No person shall have any right to enforce any provision of this deed under the Contracts (Rights of Third Parties) Act 1999.
9. Governing law
This deed (and any non-contractual obligation, dispute, controversy, proceedings or claim of whatever nature arising out of it or in any way relating to this deed or its formation) shall be governed by and construed in accordance with English law.
[signature pages to follow]

Signatories to the deed of amendment

EXECUTED AS A DEED BY OR ON BEHALF OF THE COMPANY

and signed by the persons specified on the right
acting in accordance with the laws of Bermuda,
under the authority of the Company
pursuant to a resolution of Aspen Bermuda Limited
dated July 31, 2019:

Signed /s/ Mark Pickering Name Mark Pickering Title Director Signed /s/ Bryan Astwood Name Bryan Astwood Title Director

WE HEREBY CONFIRM OUR ACCEPTANCE ON BEHALF OF CITIBANK:

By:    /s/ Niall Tuckey
Name: Niall Tuckey
Title: Director